Exhibit 99.1
April 27, 2011
DTE Energy reports first quarter 2011 results
DETROIT — DTE Energy (NYSE:DTE) today reported first quarter 2011 earnings of $176 million, or $1.04 per diluted share, compared with $229 million, or $1.38 per diluted share, in the first quarter of 2010.
Operating earnings for the first quarter 2011 were $188 million, or $1.11 per diluted share, compared with first quarter 2010 operating earnings of $229 million, or $1.38 per diluted share. Operating earnings exclude certain non-recurring items and discontinued operations. Reconciliations of reported to operating earnings are at the end of this news release.
The decrease in operating earnings at DTE Energy was driven by lower operating earnings at Energy Trading, Power and Industrial Projects, and Corporate and Other, partially offset by higher operating earnings at Detroit Edison and MichCon.
“I’m pleased we have made a solid start towards achieving our 2011 goals,” said Gerard M. Anderson, DTE Energy president and CEO. “I’m also excited about the progress we are making in our campaign to achieve operational excellence that is distinctive in our industry. Our widespread continuous improvement initiative is increasing employee engagement around improving our customers’ experience with DTE Energy. It is also helping us to continue identifying cost reduction opportunities that keep our services affordable.”
Outlook for 2011
DTE Energy reiterated its 2011 operating earnings guidance of $3.40 to $3.70 per diluted share.
“Overall our businesses performed well in the first quarter, and we are on track to deliver on our financial and operational goals for 2011,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “Michigan’s manufacturing sector continues to recover from the economic downturn and we’re seeing early signs of local job growth. DTE Energy is excited to play a key role in helping our region get back on its feet.”
Conference call and webcast information
This earnings announcement, as well as a package of slides and supplemental financial information, is available at dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9 a.m. EDT Wednesday, April 27, to discuss first quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers for investors are US/CAN Toll free: (888) 204-4485 or Int’l Toll: (913) 312-1411. The passcode is 5183952. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1:00 pm today to May 11. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 5183952.
DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.

Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the board of directors.
In this release, DTE Energy discusses 2011 operating earnings guidance. It is likely that certain items that impact the company’s 2011 reported results will be excluded from operating results. Reconciliations to the comparable 2011 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions resulting in changes in demand, customer conservation and increased thefts of electricity and gas; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; economic climate and population growth or decline in the geographic areas where we do business; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that include or could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, a carbon tax or cap and trade structure and ash landfill regulations; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2010 Forms 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons (313) 235-8808
Len Singer (313) 235-8809
Analysts — for further information:
Kurt Wasiluk (313) 235-7726
Mark Rolling (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2011	2010
Operating Revenues	$2,431	$2,453

Operating Expenses
Fuel, purchased power and gas	1,071	995
Operation and maintenance	631	652
Depreciation, depletion and amortization	245	251
Taxes other than income	83	82
Asset (gains) and losses, reserves and impairments, net	11	1

	2,041	1,981

Operating Income	390	472

Other (Income) and Deductions
Interest expense	126	140
Interest income	(3)	(3)
Other income	(21)	(19)
Other expenses	7	8

	109	126

Income Before Income Taxes	281	346

Income Tax Provision	103	116

Net Income	178	230

Less: Net Income Attributable to Noncontrolling Interests	2	1

Net Income Attributable to DTE Energy Company	$176	$229

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.04	$1.38

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.04	$1.38

Weighted Average Common Shares Outstanding
Basic	169	166
Diluted	170	166

Dividends Declared per Common Share	$.56	$.53

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2011				2010
	Reported			Operating	Reported		Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments	Earnings

Electric Utility	$85	$12	A	$97	$91	$—	$91

Gas Utility	83	—		83	79	—	79

Non-utility Operations
Gas Storage and Pipelines	15	—		15	14	—	14

Unconventional Gas Production	(2)	—		(2)	(3)	—	(3)

Power and Industrial Projects	10	—		10	18	—	18

Energy Trading	2	—		2	38	—	38
						.

Total Non-utility operations	25	—		25	67	—	67

Corporate and Other	(17)	—		(17)	(8)	—	(8)

Net Income Attributable to DTE Energy Company	$176	$12		$188	$229	$—	$229

Adjustments key

A)	Fermi 1 asset retirement obligation

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2011				2010
	Reported			Operating	Reported		Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments	Earnings

Electric Utility	$0.50	$0.07	A	$0.57	$0.55	$—	$0.55

Gas Utility	0.49	—		0.49	0.48	—	0.48

Non-utility Operations
Gas Storage and Pipelines	0.09	—		0.09	0.08	—	0.08

Unconventional Gas Production	(0.01)	—		(0.01)	(0.02)	—	(0.02)

Power and Industrial Projects	0.06	—		0.06	0.11	—	0.11

Energy Trading	0.01	—		0.01	0.23	—	0.23

Total Non-utility operations	0.15	—		0.15	0.40	—	0.40

Corporate and Other	(0.10)	—		(0.10)	(0.05)	—	(0.05)

Net Income Attributable to DTE Energy Company	$1.04	$0.07		$1.11	$1.38	$—	$1.38

Adjustments key

A)	Fermi 1 asset retirement obligation